Exhibit 10.31

SUMMARY SHEET FOR DIRECTOR AND OFFICER COMPENSATION

Fiscal 2006 and 2007 Director Compensation. As compensation for service as a director of GHC in fiscal 2006 and 2007, each director who is not an employee of GHC will receive (i) a grant of shares of GHC’s restricted common stock having a market value at the time of grant of $105,000, which shares vest over a three year period; and (ii) a cash payment in the amount of $35,000; and (iii) cash payments in the amount of $1,500 for each day during which he or she participates in a meeting of the board of directors and, if on a separate day, $1,000 for each day during which he or she participates in a meeting of a committee of the board of directors of which he or she is a member, with the exception of the meetings of the Audit Committee, which has a $1,500 daily meeting fee. The following additional fees will also be paid for service in fiscal 2007: (i) $40,000 to the Lead Director; (ii) $5,000 to the chairperson of each committee (other than Audit Committee); and (iii) $7,500 to the chairperson and financial expert of the Audit Committee (that fee will be split evenly if the chairperson and financial expert are different people). In fiscal 2006 and 2007, directors will also be reimbursed customary expenses for attending meetings of the board of directors, board committees and shareholders. In addition, GHC maintains directors’ and officers’ liability insurance.

Named Executive Officer Base Salaries. The following table sets forth the base salaries of GHC’s named executive officers for fiscal 2006 and fiscal 2007:

Executive	Position	2006 Base Salary	2007 Base Salary

George V. Hager	Chairman and CEO	$715,000	$715,000
James V. McKeon	Executive VP and CFO	$395,000	$395,000
Robert A. Reitz	Executive VP and COO	$390,000	$390,000
David Almquist	Executive VP	$330,000	$330,000
Richard Blinn	Executive VP	$320,000	$320,000

Named Executive Office Bonus Compensation. The following paragraphs set forth the eligible bonus compensation under GHC’s Incentive Compensation Program for GHC’s named executive officers for fiscal 2006 and fiscal 2007:

Chief Executive Officer Fiscal 2006 Performance Measures. For fiscal 2006, GHC’s chief executive officer was eligible to receive the following bonuses: (i) 50% of fiscal 2006 base salary upon the achievement of certain financial targets (including fiscal 2006 EBITDA and return on invested capital levels); (ii) 25% of fiscal 2006 base salary upon the achievement of certain operational targets (including fiscal 2006 clinical and human resource objectives); and (iii) 10% of fiscal 2006 base salary at the discretion of GHC’s Compensation Committee. Additionally, GHC’s chief executive officer was eligible to receive up to a maximum of 25% of fiscal 2006 base salary based upon the achievement of performance in excess of certain of GHC’s financial targets.

Other Named Executive Officers Fiscal 2006 Performance Measures. For fiscal 2006, our other named executive officers were eligible to receive the following bonuses: (i) 25% of fiscal 2006 base salary upon the achievement of certain financial targets (including fiscal 2006 EBITDA and return on invested capital levels); and (ii) 15% of fiscal 2006 base salary upon the achievement of certain operational targets (including fiscal 2006 clinical and human resource objectives). Additionally, GHC’s other named executive officers were eligible to receive up to a maximum of 20% of fiscal 2006 base salary based upon the achievement of performance in excess of certain of GHC’s financial targets.

Chief Executive Officer Fiscal 2007 Performance Measures. For fiscal 2007, GHC’s chief executive officer will be eligible to receive the following bonuses: (i) 40% of fiscal 2007 base salary upon the achievement of certain financial targets (including fiscal 2007 EBITDA and return on invested capital levels); (ii) 35% of fiscal 2007 base salary upon the achievement of certain operational targets (including fiscal 2007 occupancy, occupancy mix and human resource objectives); and (iii) 10% of fiscal 2007 base salary at the discretion of GHC’s Compensation Committee. Additionally, GHC’s chief executive officer will be eligible to receive up to a maximum of 25% of fiscal 2007 base salary based upon the achievement of performance in excess of certain of GHC’s financial targets.

Other Named Executive Officers Fiscal 2007 Performance Measures. For fiscal 2007, our other named executive officers will be eligible to receive the following bonuses: (i) 20% of fiscal 2007 base salary upon the achievement of certain financial targets (including fiscal 2007 EBITDA and return on invested capital levels); and (ii) 20% of fiscal 2007 base salary upon the achievement of certain operational targets (including fiscal 2007 occupancy, occupancy mix and human resource objectives). Additionally, GHC’s other named executive officers will be eligible to receive up to a maximum of 20% of fiscal 2007 base salary based upon the achievement of performance in excess of certain of GHC’s financial targets.

Of all awards granted to GHC’s named executive officers under its Incentive Compensation Program for fiscal 2006 and 2007, 25% of such bonuses will be issued in shares of GHC’s restricted common stock. Such restricted shares will vest quarterly over a three year period, beginning in the second quarter of the fiscal year following the year in which the award is earned. Upon GHC’s achievement of certain financial targets, the vesting schedule will be accelerated by one year.

Other Programs. GHC’s named executive officers are also eligible to participate in GHC’s 2003 Stock Option Plan, Amended and Restated 2003 Stock Incentive Plan, Deferred Compensation Plan, and all broad-based benefit programs generally available to its salaried employees, including health, disability and life insurance programs, and qualified 401(k) plan.